Exhibit 99.1

GrowGeneration Reports Record 2nd Quarter Revenue

Q2 Revenue up 116% to $ 4.1 million; Same-store sales increase 54%

Denver, Colo., August 1, 2017 /PRNewswire/ -- GrowGeneration Corp. (OTCQB: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, with currently 13 locations, today reported financial results for its 2nd quarter ended June 30, 2017.

2nd Quarter 2017 Financial Highlights:

•	Revenue of $4.1 million, up 116% compared to revenue of $1.9 million for the 2nd quarter of 2016
•	Same-store sales increased 54% from $1.7 million for the 2nd quarter of 2016 to $2.6 million for the 2nd quarter of 2017
•	Adjusted EBITDA for the quarter ended June 30, 2017 totaled $7,167 compared to adjusted EBITDA of $(33,447) for the quarter ended June 30, 2016
•	Net loss of $340,375, inclusive of $344,932 in non-cash depreciation and share-based compensation expense, compared to a net loss of $143,681 in the 2nd quarter of 2016, inclusive of $109,121 in non-cash depreciation and share-based compensation expense.
•	The Company had $2.2 million in cash as of June 30, 2017

Darren Lampert, Co-Founder and CEO, said, “This was a record quarter of sales for GrowGeneration, clearly demonstrating the demand for our products and the scalability of our business as we continue our expansion plans. The 2nd quarter was the sixth consecutive quarter of sequential revenue growth. Our company has reached a financial goal of break-even at this level of revenue.”

“We have successfully opened and assimilated into our portfolio, our Denver South, Las Vegas and Trinidad stores, as well as the newly acquired stores in Seattle and Sonoma. All of these operations are performing well. We are aggressively expanding our business, with a focus in California, Nevada, Michigan, Rhode Island, Massachusetts, Maine, Oregon and the state of Washington,” added Mr. Lampert. We continue to forecast revenue for 2017 to be approximately $15 million.”

2nd Quarter 2017 Financial Results:

Revenues for the quarter ended June 30, 2017 increased 116% to $4.1 million, compared to $1.9 million for the quarter ended June 30, 2016.

Same Store Sales:

For the period ended June 30, 2017, the Company had a total of seven stores opened more than one year, generating net revenue of approximately $2.6 million, compared to approximately $1.7 million for the same seven stores for the period ended June 30, 2016, an increase of approximately $904,000 or 54%. The five stores opened less than one year generated approximately $2.2 million for the quarter ended June 30, 2017. Sales from the recently opened San Bernardino store will start being reflected in the Company’s financial results in the third quarter.

Cost of sales for the period ended June 30, 2017 increased $1.6 million to $2.96 million as compared to $1.34 million for the period ended June 30, 2016. The increase was due to the 116% increase in sales. Gross profit was $1.15 million for the period ended June 30, 2017, resulting in a 28% gross margin, compared to $570,000, or a 30% gross margin, for the period ended June 30, 2016. The margin decrease was due to an increase in the number of commercial accounts, which are generally higher revenue, lower margin accounts. As the Company continues to scale, inventory and operating efficiencies are expected to begin to be recognized in higher margins and operating profit, and management expects margins to trend back up to normalized levels in the 2nd half of the year.

Operating expenses include stores operations and corporate overhead. Operating expenses for the period ended June 30, 2017 increased $776,000 to $1.5 million, as compared to $712,000 for the period ended June 30, 2016. Store operating costs were $750,000 for the period ended June 30, 2017 compared to $381,000 for the period ended June 30, 2016. The increase is due to the increase in the number of stores. Store operating cost as a percentage of revenue was 18% for the period ended June 30, 2017 compared to 20% for the period ended June 30, 2016. Store operating costs are generally fixed in nature and do not rise commensurate with the increase in revenues. Corporate overhead, which includes non-cash share based compensation was $738,500 for the period ended June 30, 2017 compared to $331,200 for the period ended June 30, 2016. The increase was mainly due to an increase in non-cash share based compensation of $227,400 and increase in payroll expense of approximately $64,000 and an increase in general and administrative expenses such as advertising and promotion and travel and entertainment. Corporate overhead, exclusive of share based compensation was 10% of revenue for the period ended June 30, 2017 compared to 12% for the period ended June 30, 2016.

For the period ended June 30, 2017, the Company reported a net loss of $340,375, or ($.02) per basic and diluted share, compared with a net loss of $143,681, or ($.02) per basic and diluted share, in the period ended June 30, 2016. The increase was mainly due to a $227,400 increase in non-cash share based compensation.

Balance Sheet Summary

As of June 30, 2017, the Company had $2.2 million in cash and $7.7 million in total current assets compared with $606,000 and $3.6 million, respectively, as of December 31, 2017. Current liabilities were $1.8 million at June 30, 2017, compared to $$843,000 at December 31, 2017. The Company ended the June 30, 2017 period with a working capital surplus of $5.9 million compared to $2.76 million for the period ended December 31, 2017. The Company raised $3.8 million in equity capital during the period ended June 30, 2017 through the issuance of common stock and the exercise of warrants.

Adjusted EBITDA for the quarter ended June 30, 2017 totaled $7,167 compared to adjusted EBITDA of $(33,447) for the quarter ended June 30, 2016 (see definition and further discussion about the presentation of a EBITDA, a non-GAAP term, below).

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in "Adjusted EBITDA," such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	6/30/2017	6/30/2016
Net loss	$(340,375)	$(143,681)
Interest	2,610	1,113
Depreciation and Amortization	19,524	11,121
EBITDA	(318,241)	(131,447)
Share based compensation (option comp, warrant comp, stock issued for services)	325,408	98,000
Adjusted EBITDA	$7,167	$(33,447)

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About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 13 stores, which includes 10 locations in Colorado, two locations in California and one location in Las Vegas. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. According to New Frontier Data, the U.S. cannabis market was $5.7 billion in 2015 and is expected to have reached $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

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GROWGENERATION CORPORATION AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30, 2017	December 31, 2016
	Unaudited
ASSETS
Current assets:
Cash	$2,155,092	$606,644
Accounts receivable, net of allowance for doubtful accounts of $47,829 at June 30, 2017 and December 31, 2016	542,228	391,235
Inventory	4,436,136	2,574,438
Prepaid expenses and other current assets	547,745	35,256
Total current assets	7,681,201	3,607,573

Property and equipment, net	954,878	549,854
Intangible assets, net	18,811	-
Goodwill	523,000	243,000
Other assets	58,325	42,526
TOTAL ASSETS	$9,236,215	$4,442,953

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,475,722	$643,793
Payroll and payroll tax liabilities	114,233	77,068
Customer deposits	28,860	51,672
Sales tax payable	91,019	46,942
Current portion of long term debt	62,896	23,443
Total current liabilities	1,772,730	842,918

Long term debt, net of current portion	100,889	41,726
Total liabilities	1,873,619	884,644

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 14,591,406 and 11,742,834 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	14,591	11,743
Additional paid-in capital	9,121,345	4,696,221
Accumulated deficit	(1,773,340)	(1,149,655)
Total stockholders’ equity	7,362,596	3,558,309
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,236,215	$4,442,953

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GROWGENERATION CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENT OF OPERATIONS

 (Unaudited)

	Three Month Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Sales	$4,111,036	$1,906,998	$6,694,959	$3,448,597
Cost of sales	2,960,275	1,337,093	4,863,340	2,386,993
Gross profit	1,150,761	569,905	1,831,619	1,061,604

Operating expenses:
Store operations	750,000	381,232	1,297,323	686,749
General and administrative	225,092	117,830	406,824	183,845
Share based compensation	325,408	98,000	402,408	184,333
Depreciation and amortization	19,524	11,121	40,047	21,023
Salaries and related expenses	168,502	104,290	304,941	206,516
Total operating expenses	1,488,526	712,473	2,451,543	1,282,466

Income (loss) from operations	(337,765)	(142,568)	(619,924)	(220,862)

Other income (expense):
Interest expense	(2,610)	(1,113)	(3,761)	(1,665)
Total non-operating expense, net	(2,610)	(1,113)	(3,761)	(1,665)

Net income (loss)	$(340,375)	$(143,681)	$(623,685)	$(222,527)

Net income (loss) per shares, basic and diluted	$(.02)	$(.02)	$(.05)	$(.02)

Weighted average shares outstanding, basic and diluted	14,045,692	9,481,405	13,357,823	9,369,740

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